Lock-Up Agreements

	Name of Registered Shareholder	Shares	Options	Total
1	David Lowell	15,340,000	600,000	15,940,000
2	Catherine McLeod-Seltzer	4,300,000	400,000	4,700,000
3	Campania Holdings, Inc. (Loudon Associates)	4,166,666		4,166,666
4	Tangent International Limited (Loudon Associates)	227,166		227,166
5	Sunbeam Opportunities Limtied (Geoffrey Loudon)	4,166,166	100,000	4,266,166
6	Fisherking Holdings Ltd. (David DeWitt)	2,800,001		2,800,001
7	David DeWitt		360,000	360,000
8	Preble Family Trust (Charles Preble)	90,000	1,900,000	1,990,000
9	Gerald Wolfe		500,000	500,000
10	John Fairchild	15,000	400,000	415,000
11	Carl Renzoni	10,000	390,000	400,000
12	Thomas J. O'Neil		400,000	400,000
13	Miguel Grau		300,000	300,000
14	Bernie De Groot	223,437		223,437
15	Kelly De Groot	20,313		20,313
16	Chris De Groot	101,562		101,562
17	Marcel De Groot	954,688		954,688
18	Eric Peitz		450,000	450,000
19	Thomas White		300,000	300,000
20	Armando Arrieta		100,000	100,000
21	Patrick De Witt		42,500	42,500
22	George R. Ireland	60,610	400,000	460,610